Exhibit 99.1

Boston Scientific Completes $1.85 Billion Senior Notes Offering

May 12, 2015

MARLBOROUGH, Mass., May 12, 2015 /PRNewswire/ — Boston Scientific Corporation (NYSE: BSX) completed a public offering of $1.85 billion aggregate principal amount of its senior notes under the company’s shelf registration statement.  The public offering consists of $600 million of 2.850% notes due May 15, 2020, $500 million of 3.375% notes due May 15, 2022, and $750 million of 3.850% notes due May 15, 2025.

The company previously announced that it intends to use the net proceeds from the offering, together with borrowings under its $750 million five-year term loan facility, to (i) pay the purchase price of the American Medical Systems urology portfolio (the “AMS Portfolio Acquisition”) and to pay related fees and expenses and (ii) redeem all or a portion of its (a) 5.500% notes due November 2015, of which $400 million aggregate principal amount was outstanding as of the date hereof (the “November 2015 Notes”, and (b) 6.400% notes due June 2016, of which $600 million aggregate principal amount was outstanding as of the date hereof (the “June 2016 Notes”), and to pay related fees, expenses and premiums. Following the completion of the offering, the company will provide the trustee with redemption notices to redeem all of the November 2015 Notes and the June 2016 Notes on June 11, 2015.  The company expects to record an after-tax charge of approximately $0.02 per share during the second quarter of 2015 associated with the redemption, which the company noted was not included in the company’s previously announced GAAP earnings guidance.  This charge will not impact the company’s adjusted earnings. The AMS Portfolio Acquisition is expected to close in the third quarter of 2015, subject to customary closing conditions.

About Boston Scientific
Boston Scientific transforms lives through innovative medical solutions that improve the health of patients around the world.  As a global medical technology leader for more than 35 years, we advance science for life by providing a broad range of high performance solutions that address unmet patient needs and reduce the cost of healthcare.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements may be identified by words like “anticipate,” “expect,” “project,” “believe,” “plan,” “estimate,” “intend” and similar words.  These forward-looking statements are based on our beliefs, assumptions and estimates using information available to us at the time and are not intended to be guarantees of future events or performance.  These forward-looking statements include, among other things, statements regarding our offering and intended use of proceeds, the timing of closing of the AMS Portfolio Acquisition and our redemption of certain notes and expected charge associated therewith.  If our underlying assumptions turn out to be incorrect, or if certain risks or uncertainties materialize, actual results could vary materially from the expectations and projections expressed or implied by our forward-looking statements.  These risks and uncertainties, in some cases, have affected and in the future could affect our ability to implement our business strategy and may cause actual results to differ materially from those contemplated by the statements expressed in this press release.  As a result, readers are cautioned not to place undue reliance on any of our forward-looking statements.

Risks and uncertainties that may cause such differences include, among other things: future economic, competitive, reimbursement and regulatory conditions; new product introductions; demographic trends; the closing and integration of acquisitions; intellectual property; litigation; financial market conditions; and future business decisions made by us and our competitors. All of these factors are difficult or impossible to predict accurately and many of them are beyond our control.  For a further list and description of these and other important risks and uncertainties that may affect our future operations, see Part I, Item IA - Risk Factors in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which we may update in Part II, Item 1A - Risk Factors in Quarterly Reports on Form 10-Q we have filed or will file hereafter.  We disclaim any intention or obligation to publicly update or revise any forward-looking statement to reflect any change in our expectations or in events, conditions, or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.  This cautionary statement is applicable to all forward- looking statements contained in this press release.

Use of Non-GAAP Financial Measures

To supplement our consolidated financial statements presented on a GAAP basis, we disclose certain non-GAAP financial measures including adjusted earnings per share. Adjusted earnings per share excludes goodwill and intangible asset impairment charges; acquisition-, divestiture-, litigation- and restructuring-related charges and credits; certain discrete tax items; debt extinguishment expenses and amortization expense.  Non-GAAP measures such as adjusted earnings per share are not in accordance with generally accepted accounting principles in the United States.  The GAAP financial measure most directly comparable to adjusted earnings per share is GAAP earnings per share.  The difference between our estimated impact of the offer on our GAAP and adjusted earnings per share relates to the debt extinguishment charge.  These amounts are excluded by the Company for purposes of measuring adjusted earnings per share.

Management uses adjusted earnings per share along with other supplemental non-GAAP measures to evaluate performance period over period, to analyze the underlying trends in our business, to assess its performance relative to its competitors, and to establish operational goals and forecasts that are used in allocating resources.  Non-GAAP financial measures, including adjusted earnings per share, should not be considered in isolation from or as a replacement for GAAP financial measures.  We believe that presenting non-GAAP financial measures in addition to GAAP financial measures provides investors greater transparency to the information used by our management for its financial and operational decision-making and allows investors to see our results “through the eyes” of management.  We further believe that providing this information better enables our investors to understand our operating performance and to evaluate the methodology used by management to evaluate and measure such performance.

CONTACT:

Kelly Leadem
508-683-5543 (office)
Global Media Relations
Boston Scientific Corporation
media@bsci.com

Susie Lisa, CFA
508-683-5565 (office)
Investor Relations
Boston Scientific Corporation
investor_relations@bsci.com

SOURCE Boston Scientific Corporation